First Connecticut Bancorp, Inc. Announces Fourth Quarter 2012 Results

Farmington, Connecticut, March 1, 2013 – First Connecticut Bancorp, Inc. (the “Company”) (NASDAQ: FBNK), the holding company for Farmington Bank (the “Bank”), reported net income of $3.4 million or $0.20 per diluted share for the quarter ended December 31, 2012 compared to a net loss of $1.1 million or ($0.07) per diluted share for the quarter ended September 30, 2012.  For the year ended December 31, 2012, net income was $4.2 million or $0.25 per diluted share compared to a net loss of $4.0 million or ($0.29) per diluted share for the year ended December 31, 2011.

“We are pleased with our results for the quarter and year end, which are beginning to reflect the significant strategic investments made in our company over the past several years. Demonstrated organic loan and deposit growth in the markets we operate, will continue to build franchise and shareholder value,” stated John J. Patrick, Jr., First Connecticut Bancorp’s Chairman, President & CEO.

“We opened two new branches during 2012, increasing our geographical footprint and opened our 20th branch location in Newington CT on February 26, 2013 as we continue to strategically expand within our market,” added Patrick.

Financial Highlights

•
Net interest income remained strong increasing $705,000 or 5% to $14.1 million for the quarter ended December 31, 2012 and $5.0 million or 10% to $53.2 million for the year ended December 31, 2012, despite a faster than anticipated decline in our resort loans as we continue our planned exit of the resort financing market.

•
Strong organic loan growth continued as total loans increased $34.1 million or 2% to $1.5 billion during the quarter ended December 31, 2012 and increased $223.9 million or 17% for the year ended December 31, 2012.  This growth was achieved despite resort loans decreasing $18.5 million or 37% to $31.2 million for the quarter ended December 31, 2012 and decreasing $44.1 million or 59% for the year ended December 31, 2012.

•	Overall deposits increased $72.5 million or 6% to $1.3 billion during the quarter ended December 31, 2012 and increased $153.8 million or 13% for the year ended December 31, 2012.

•	Checking accounts grew by 4% or 1,258 net new accounts for the quarter ended December 31, 2012 and 17% or 5,066 net new accounts for the year ended December 31, 2012.

•
Continued expansion of the secondary market residential lending program led to an increase in the net gain on loans sold of $1.3 million or 182% to $1.9 million for the quarter ended December 31, 2012 compared to $687,000 for the quarter ended September 30, 2012. The net gain on loans sold increased $2.5 million or 370% to $3.2 million for the year ended December 31, 2012 compared to $671,000 for the year ended December 31, 2011.

•
Asset quality remains strong as loan delinquencies 30 days and greater decreased $751,000 at December 31, 2012 to $17.1 million compared to $17.8 million at September 30, 2012.  Non-performing loans totaled $13.8 million or 0.90% of total loans at December 31, 2012 compared to $13.2 million or 0.88% of total loans at September 30, 2012.  Net charge-offs totaled $1.7 million or 0.12% of average loans outstanding for the year ended December 31, 2012 as compared to net charge-offs of $7.3 million or 0.61% of average loans outstanding for the year ended December 31, 2011.

•
On December 27, 2012, the Company announced the freeze of its non-contributory defined benefit and other post-retirement plans effective February 28, 2013 limiting future growth in the Company’s pension and other post-retirement liabilities.  As a result, the Company recognized a $1.9 million reduction in pension and other post-retirement benefit expenses related to unrecognized prior service costs for the quarter ended December 31, 2012.  For 2013, it is expected the net incremental decrease in pension and other post-retirement expenses will be approximately $606,000.

•
We paid a cash dividend of $0.03 per share on December 27, 2012. This marks the fifth consecutive quarter we have paid a dividend since First Connecticut Bancorp, Inc. became a public company on June 29, 2011.

Earnings Summary

Fourth quarter 2012 compared with third quarter 2012

For the quarter ended December 31, 2012, net income increased by $4.5 million to $3.4 million compared to a net loss of $1.1 million for the quarter ended September 30, 2012.  The increase in net income primarily resulted from a decrease in noninterest expenses due to the initial vesting of the 2012 Stock Incentive Plan (the “Plan”) awards granted during the quarter ended September 30, 2012 and the impact of the freeze of our non-contributory defined benefit and other post-retirement benefit plans.  The increase also resulted from an increase in net interest income due to prepayment penalty fees and an increase in noninterest income as we continue to expand our secondary market residential lending program.

Net interest income for the quarter ended December 31, 2012 increased $705,000 to $14.1 million compared to $13.4 million for the quarter ended September 30, 2012, primarily as a result of a $761,000 increase in prepayment penalty fees received from commercial borrowers during the quarter ended December 31, 2012.  The net interest margin increased 9 basis points to 3.37% for the quarter ended December 31, 2012 compared to 3.28% for the quarter ended September 30, 2012 and the yield on average interest-earning assets increased 9 basis points to 3.95% for the quarter ended December 31, 2012 from 3.86% for the quarter ended September 30, 2012.  The cost of average interest-earning liabilities decreased 1 basis point to 0.76% for the quarter ended December 31, 2012, reflecting the low funding cost environment.

Provision for loan losses was $315,000 for the quarter ended December 31, 2012 compared to $215,000 for the quarter ended September 30, 2012.  The increase in the provision was primarily due to growth in our residential and commercial loan portfolios.  The provision recorded was based upon management’s analysis of the adequacy of allowance for loan losses as of December 31, 2012.

Noninterest income increased $1.9 million or 89% to $4.1 million for the quarter ended December 31, 2012 compared to $2.1 million for the quarter ended September 30, 2012, primarily due to a $1.3 million increase in the gain on sale of fixed-rate residential mortgage loans due to an expansion in our secondary market residential lending program, an increase of $245,000 in bank-owned life insurance income and an increase of $320,000 in other noninterest income, primarily related to an increase in mortgage banking derivatives.

Noninterest expense decreased $3.9 million for the quarter ended December 31, 2012 to $13.0 million compared to $16.9 million for the quarter ended September 30, 2012 primarily due to decreases in employee benefits and other operating expenses.  Salaries and employee benefits decreased $3.1 million to $7.1 million compared to $10.2 million for the quarter ended September 30, 2012.  The decrease was due to a $1.9 million reduction in pension and other post-retirement benefits expense related to unrecognized prior service costs as a result of the freeze of our non-contributory defined benefit and other post-retirement benefit plans.  The decrease was also due to $2.1 million incurred from the initial vesting of the Plan awards granted during the quarter ended September 30, 2012, offset by a $533,000 increase in compensation expense related to incentive compensation and additional staff to support our growth.  Other operating expenses decreased $875,000 to $2.8 million compared to $3.7 million for the quarter ended September 30, 2012.  The decrease was primarily due to directors’ stock compensation expense totaling $228,000 related to the Plan for the quarter ended December 31, 2012 compared to $977,000 in directors’ stock compensation expense incurred related to the Plan, of which $914,000 resulted from the initial vesting of the Plan awards and a $394,000 loss on the sale of non-strategic properties during the quarter ended September 30, 2012.

Income taxes increased $1.9 million resulting in a tax expense of $1.4 million for the quarter ended December 31, 2012 compared to a tax benefit of $519,000 for the quarter ended September 30, 2012.

Year ended 2012 compared with year ended 2011

For the year ended December 31, 2012, net income increased by $8.2 million to $4.2 million compared to a net loss of $4.0 million for the year ended December 31, 2011, which primarily resulted from a $5.2 million expense incurred, net of taxes, for a stock contribution made to the Farmington Bank Community Foundation, Inc. and an $851,000 expense incurred to complete the phase out the Phantom Stock Plan. The improved performance also resulted from increases in net interest income and noninterest income, and decreases in the provision for loan losses and noninterest expenses.

Net interest income increased $5.0 million or 10% to $53.2 million for the year ended December 31, 2012 compared to $48.2 million for the year ended December 31, 2011, driven by loan growth, an increase in prepayment penalty fees and lower funding costs.  The net interest margin increased 12 basis points to 3.35% for the year ended December 31, 2012 compared to 3.23% for the year ended December 31, 2011.  The yield on average interest-earning assets remained flat at 3.96% as a result of offsetting record low residential rates with an increase in our commercial lending and an increase in prepayment penalty fees.  The average net loans receivable yield decreased 41 basis points to 4.35%, which was offset with an $846,000 increase in prepayment penalty fees and average loan balances increasing $216.0 million or 18% for the year ended December 31, 2012.  The cost of average interest-earning liabilities decreased 11 basis points to 0.80% for the year ended December 31, 2012 reflecting lower funding costs.

Provision for loan losses was $1.4 million for the year ended December 31, 2012 compared to $4.1 million for the year ended December 31, 2011. The decrease in the provision resulted from reserving approximately $3.2 million in the fourth quarter of 2011 due to deterioration in commercial real estate loans originated prior to 2008.  The provision recorded was based upon management’s analysis of the allowance for loan losses as of December 31, 2012.

Noninterest income increased $3.8 million or 67% to $9.5 million for the year ended December 31, 2012 compared to $5.7 million for the year ended December 31, 2011.  Gain on sale of fixed-rate residential mortgage loans increased $2.5 million or 370% to $3.2 million compared to $671,000 for the year ended December 31, 2011 due to an expansion in our secondary market residential lending program.  Bank-owned life insurance income increased $812,000 reflecting the purchase of additional insurance within the past twelve months.  Fees for customer services increased $359,000 or 11% and other income increased $306,000 primarily due to an increase in the mortgage banking derivatives.

Noninterest expense decreased $620,000 or 1% to $55.7 million for the year ended December 31, 2012 compared to $56.3 million for the year ended December 31, 2011.  Salaries and employee benefits increased $3.8 million to $32.4 million compared to $28.6 million for the year ended December 31, 2011.  Excluding the $1.9 million reduction in pension and other post-retirement benefits expense due to the freeze of our non-contributory defined benefit and other post-retirement benefit plans and the $851,000 incurred to phase out the Phantom Stock Plan for the year ended December 31, 2011, salaries and employee benefits increased $6.5 million for the year ended December 31, 2012.  The increase was due to supporting our de novo branch growth, providing the resources to sustain our strategic growth and $2.8 million of employees’ stock compensation expense incurred related to the Plan.  Other operating expenses increased $2.4 million to $10.7 million compared to $8.3 million for the year ended December 31, 2011.  The increase was primarily due to directors’ stock compensation expense totaling $1.2 million related to the Plan implemented in the current year, a $394,000 loss on the sale of non-strategic properties and a $430,000 increase in office expense to support our growth.

Income taxes increased $3.9 million resulting in a tax expense of $1.5 million for the year ended December 31, 2012 compared to a tax benefit of $2.5 million for the year ended December 31, 2011 primarily due to the tax treatment for the $6.9 million funding of the Farmington Bank Community Foundation, Inc. in the prior year.

Balance Sheet Activity

Total assets increased $66.8 million or 4% at December 31, 2012 to $1.8 billion compared to September 30, 2012 reflecting an increase in loans and cash and cash equivalents.

Net loans increased $34.9 million at December 31, 2012 to $1.5 billion compared to September 30, 2012 due to our continued focus on commercial and residential lending which, combined, increased $53.4 million offset by an $18.5 million decrease in resort loans due to a strategic decision in 2010 to gradually exit the resort financing market.  Loan portfolios grew as follows: Commercial Real Estate, $25.1 million or 6%; Construction Real Estate, $9.4 million or 17%; Residential Real Estate, $15.2 million or 3% and Home Equity Lines of Credit, $8.2 million or 6%.

Deposits increased $72.5 million at December 31, 2012 compared to September 30, 2012, primarily due to continued growth in de novo branches, a $15.0 million increase in non-interest bearing deposits due to individual and commercial account growth and a $17.5 million increase in municipal deposits.  We opened our 19th branch in South Windsor, Connecticut in November 2012.

Asset Quality

The allowance for loan losses decreased $691,000 to $17.2 million at December 31, 2012 compared to $17.9 million at September 30, 2012.  Impaired loans decreased 3% to $36.9 million as of December 31, 2012 from $37.9 million as of September 30, 2012.  Non-performing loans increased $542,000 to $13.8 million at December 31, 2012 from $13.2 million at September 30, 2012 and remained stable at 0.90% of total loans. At December 31, 2012, the allowance for loan losses represented 1.12% of total loans and 125.01% of non-performing loans, compared to 1.19% of total loans and 135.35% of non-performing loans at September 30, 2012.  Net charge-offs for the quarter ended December 31, 2012 were $1.0 million or 0.27% (annualized), compared to net charge-offs for the quarter ended September 30, 2012 of $222,000 or 0.06% (annualized). Loan delinquencies 30 days and greater decreased $751,000 at December 31, 2012 to $17.1 million compared to $17.8 million at September 30, 2012.

Capital and Liquidity

The Company remained well-capitalized with an estimated total capital to risk-weighted asset ratio of 18.85% at December 31, 2012.

At December 31, 2012, the Company continued to have adequate liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank, as well as access to funding through brokered deposits.

About First Connecticut Bancorp, Inc.

First Connecticut Bancorp, Inc. (NASDAQ: FBNK) is a Maryland-chartered stock holding company, that wholly owns Farmington Bank. Farmington Bank is a full-service, community bank with 20 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. For more information regarding the Bank’s products and services and for First Connecticut Bancorp, Inc. investor relations information, please visit www.farmingtonbankct.com.

Forward Looking Statements

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Such forward-looking statements may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-K to be reflected in the results of the period, even though the new information was received by management subsequent to the date of this release.

First Connecticut Bancorp, Inc.
Selected Financial Data (Unaudited)

	At or for the Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Selected Financial Condition Data:

Total assets	$ 1,822,946	$ 1,756,133	$1,687,431	$ 1,677,229	$ 1,617,650
Cash and cash equivalents	50,641	33,021	36,727	131,280	90,296
Held to maturity securities	3,006	3,007	3,007	3,216	3,216
Available for sale securities	138,481	125,854	130,386	115,956	135,170
Federal Home Loan Bank of Boston stock, at cost	8,939	8,056	7,137	7,137	7,449
Loans receivable, net	1,520,170	1,485,275	1,415,732	1,326,107	1,295,177
Deposits	1,330,455	1,257,987	1,218,743	1,249,583	1,176,682
Federal Home Loan Bank of Boston advances	128,000	125,200	91,000	63,000	63,000
Total stockholders' equity	241,522	242,199	248,105	250,196	251,980
Allowance for loan losses	17,229	17,920	17,927	17,727	17,533
Non-performing loans	13,782	13,240	13,478	16,338	15,501

Selected Operating Data:

Interest income	$ 16,507	$ 15,780	$ 15,146	$ 15,427	$ 14,961
Interest expense	2,415	2,393	2,347	2,473	2,614
Net Interest Income	14,092	13,387	12,799	12,954	12,347
Provision for allowance for loan losses	315	215	520	330	3,190
Net interest income after provision for loan losses	13,777	13,172	12,279	12,624	9,157
Noninterest income	4,054	2,145	1,978	1,313	1,250
Noninterest expense	13,025	16,905	13,133	12,629	12,779
Income (loss) before income taxes	4,806	(1,588)	1,124	1,308	(2,372)
Provision (benefit) for income taxes	1,381	(519)	293	317	(918)

Net income (loss)	$ 3,425	$ (1,069)	$ 831	$ 991	$ (1,454)

Performance Ratios (annualized):

Return on average assets	0.77%	-0.25%	0.20%	0.24%	-0.35%
Return average equity	5.62%	-1.74%	1.32%	1.57%	-2.24%
Interest rate spread (1)	3.19%	3.09%	3.12%	3.20%	2.93%
Net interest rate margin (2)	3.37%	3.28%	3.32%	3.41%	3.15%
Non-interest expense to average assets	2.92%	3.89%	3.16%	3.08%	3.08%
Efficiency ratio (3)	71.78%	108.84%	88.87%	88.52%	93.98%
Average interest-earning assets to average
interest-bearing liabilities	131.82%	131.77%	132.88%	132.04%	132.19%

Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	1.12%	1.19%	1.25%	1.32%	1.34%
Allowance for loan losses as a percent of
non-performing loans	125.01%	135.35%	133.01%	108.50%	113.11%
Net charge-offs to average loans (annualized)	0.27%	0.06%	0.09%	0.04%	0.56%
Non-performing loans as a percent of total loans	0.90%	0.88%	0.94%	1.22%	1.18%
Non-performing loans as a percent of total assets	0.76%	0.75%	0.80%	0.97%	0.96%

Per Share Related Data:

Basic earnings (loss) per share	$ 0.20	$ (0.07)	$ 0.05	$ 0.06	$ (0.09)
Diluted earnings (loss) per share	$ 0.20	$ (0.07)	$ 0.05	$ 0.06	$ (0.09)
Dividends declared per share	$ 0.03	$ 0.03	$ 0.03	$ 0.03	$ 0.03

Capital Ratios:

Equity to total assets at end of period	13.25%	13.79%	14.70%	14.92%	15.58%
Average equity to average assets	13.68%	14.19%	15.09%	15.36%	15.65%
Total capital to risk-weighted assets	18.85%	19.15%	20.43%	21.84%	22.38%
Tier I capital to risk-weighted assets	17.60%	17.90%	19.18%	20.59%	21.13%
Tier I capital to total average assets	13.94%	14.24%	15.21%	15.58%	15.51%
Total equity to total average assets	13.56%	13.95%	14.90%	15.27%	15.20%

(1) Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of the interest-bearing liabilities.

(2) Represents net interest income as a percent of average interest-earning assets.

(3) Represents noninterest expense divided by the sum of net interest income and noninterest income.

First Connecticut Bancorp, Inc.
Consolidated Statements of Condition

	December 31, 2012	September 30, 2012	December 31, 2011
(Dollars in thousands)	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$ 50,641	$ 33,021	$ 40,296
Federal funds sold	-	-	50,000
Cash and cash equivalents	50,641	33,021	90,296
Securities held-to-maturity, at amortized cost	3,006	3,007	3,216
Securities available-for-sale, at fair value	138,481	125,854	135,170
Loans held for sale	9,626	4,569	1,039
Loans, net	1,520,170	1,485,275	1,295,177
Premises and equipment, net	19,967	19,231	21,379
Federal Home Loan Bank of Boston stock, at cost	8,939	8,056	7,449
Accrued income receivable	4,415	4,502	4,185
Bank-owned life insurance	37,449	37,348	30,382
Deferred income taxes	15,682	14,038	13,907
Prepaid expenses and other assets	14,570	21,232	15,450
Total assets	$ 1,822,946	$ 1,756,133	$ 1,617,650
Liabilities and Stockholders' Equity
Deposits
Interest-bearing	$ 1,082,869	$ 1,036,523	$ 981,057
Noninterest-bearing	247,586	221,464	195,625
	1,330,455	1,257,987	1,176,682
Federal Home Loan Bank of Boston advances	128,000	125,200	63,000
Repurchase agreement borrowings	21,000	21,000	21,000
Repurchase liabilities	54,187	66,096	64,466
Accrued expenses and other liabilities	47,782	43,651	40,522
Total liabilities	1,581,424	1,513,934	1,365,670

Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock	181	181	179
Additional paid-in-capital	172,247	171,419	174,836
Unallocated common stock held by ESOP	(14,806)	(15,073)	(10,490)
Treasury stock, at cost	(4,860)	(1,174)	-
Retained earnings	95,145	92,076	92,937
Accumulated other comprehensive loss	(6,385)	(5,230)	(5,482)
Total stockholders' equity	241,522	242,199	251,980
Total liabilities and stockholders' equity	$ 1,822,946	$ 1,756,133	$ 1,617,650

First Connecticut Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended			For The Years Ended
	Dec 31,	Sept 30	Dec 31,	Dec 31,
(Dollars in thousands, except per share data)	2012	2012	2011	2012	2011
Interest income
Interest and fees on loans
Mortgage	$12,415	$11,460	$10,836	$45,867	$42,552
Other	3,770	3,927	3,652	15,445	14,331
Interest and dividends on investments
United States Government and agency obligations	190	234	269	939	1,373
Other bonds	61	87	51	266	191
Corporate stocks	66	69	69	275	275
Other interest income	5	3	84	68	303
Total interest income	16,507	15,780	14,961	62,860	59,025
Interest expense
Deposits	1,649	1,644	1,873	6,691	7,665
Interest on borrowed funds	511	499	486	1,953	2,061
Interest on repo borrowings	187	179	181	727	721
Interest on repurchase liabilities	68	71	74	257	379
Total interest expense	2,415	2,393	2,614	9,628	10,826
Net interest income	14,092	13,387	12,347	53,232	48,199
Provision for allowance for loan losses	315	215	3,190	1,380	4,090
Net interest income
after provision for loan losses	13,777	13,172	9,157	51,852	44,109
Noninterest income
Fees for customer services	1,048	950	856	3,714	3,355
Net gain on sale of investments	-	-	-	-	89
Net gain on loans sold	1,935	687	42	3,151	671
Brokerage and insurance fee income	32	34	25	123	189
Bank owned life insurance income	571	326	200	1,537	725
Other	468	148	127	965	659
Total noninterest income	4,054	2,145	1,250	9,490	5,688
Noninterest expense
Salaries and employee benefits	7,156	10,243	7,499	32,442	28,605
Occupancy expense	1,095	1,108	1,074	4,491	4,534
Furniture and equipment expense	1,050	1,120	1,044	4,381	4,047
FDIC assessment	342	255	340	1,170	1,466
Marketing	587	509	838	2,455	2,474
Contribution to Farmington Bank
Community Foundation, Inc.	-	-	-	-	6,877
Other operating expenses	2,795	3,670	1,984	10,753	8,309
Total noninterest expense	13,025	16,905	12,779	55,692	56,312
Income (loss) before income taxes	4,806	(1,588)	(2,372)	5,650	(6,515)
Provision for (benefit from) income taxes	1,381	(519)	(918)	1,472	(2,475)
Net income (loss)	$3,425	$(1,069)	$(1,454)	$4,178	$(4,040)

Earnings (loss) per share (1):
Basic and Diluted	$0.20	$(0.07)	$(0.09)	$0.25	$(0.29)

Weighted average shares outstanding:
Basic and Diluted	17,192,767	16,309,325	17,344,666	16,643,566	17,145,031

Pro forma net loss per share (2):
Basic and Diluted	N/A	N/A	N/A	N/A	$(0.23)

(1)= For the year ended December 31, 2011, net loss per share reflects earnings for the period from June 29, 2011, the date the Company completed a Plan of Conversion and Reorganization to December 31, 2011.

(2)= Pro forma net loss per share assumes the Company's shares are outstanding for all periods prior to the completion of the Plan of Conversion and Reorganization on June 29, 2011.

First Connecticut Bancorp, Inc.
Consolidated Average Balances, Yields and Rates (Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2012			September 30, 2012			December 31, 2011
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
(Dollars in thousands)
Interest-earning assets:
Loans, net	$ 1,504,834	$ 16,185	4.28%	$ 1,460,686	$ 15,387	4.18%	$1,251,274	14,488	4.59%
Securities	139,636	308	0.88%	141,607	380	1.06%	149,503	389	1.03%
Federal Home Loan Bank of Boston stock	8,670	9	0.41%	7,671	10	0.52%	7,449	-	0.00%
Federal funds and other earning assets	10,598	5	0.19%	10,317	3	0.12%	148,832	84	0.22%
Total interest-earning assets	1,663,738	16,507	3.95%	1,620,281	15,780	3.86%	1,557,058	14,961	3.81%
Noninterest-earning assets	118,033			115,860			100,189
Total assets	$ 1,781,771			$ 1,736,141			$1,657,247

Interest-bearing liabilities:
NOW accounts	$ 215,266	$ 117	0.22%	$ 207,763	$ 100	0.19%	$ 233,946	116	0.20%
Money market	299,408	487	0.65%	280,572	498	0.70%	233,650	510	0.87%
Savings accounts	178,959	99	0.22%	172,494	67	0.15%	155,990	129	0.33%
Certificates of deposit	358,047	946	1.05%	361,648	979	1.07%	398,210	1,118	1.11%
Total interest-bearing deposits	1,051,680	1,649	0.62%	1,022,477	1,644	0.64%	1,021,796	1,873	0.73%
Advances from the Federal Home Loan Bank	118,339	511	1.72%	112,850	499	1.75%	63,001	486	3.06%
Repurchase agreement borrowings	21,000	187	3.54%	21,000	179	3.38%	21,000	181	3.42%
Repurchase liabilities	71,115	68	0.38%	73,268	71	0.38%	72,112	74	0.41%
Total interest-bearing liabilities	1,262,134	2,415	0.76%	1,229,595	2,393	0.77%	1,177,909	2,614	0.88%
Noninterest-bearing deposits	232,286			216,205			187,008
Other noninterest-bearing liabilities	43,663			43,965			32,938
Total liabilities	1,538,083			1,489,765			1,397,855
Stockholders' equity	243,688			246,376			259,392
Total liabilities and stockholders' equity	$ 1,781,771			$ 1,736,141			$1,657,247

Net interest income		$ 14,092			$ 13,387			$ 12,347
Net interest rate spread (1)			3.19%			3.09%			2.93%
Net interest-earning assets (2)	$ 401,604			$ 390,686			$ 379,149
Net interest margin (3)			3.37%			3.28%			3.15%
Average interest-earning assets
to average interest-bearing liabilities		131.82%			131.77%			132.19%

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

First Connecticut Bancorp, Inc.
Consolidated Average Balances, Yields and Rates (Unaudited)

	For The Years Ended December 31,

	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
(Dollars in thousands)
Interest-earning assets:
Loans, net	$ 1,410,822	$ 61,312	4.35%	$ 1,194,804	$ 56,883	4.76%
Securities	136,302	1,443	1.06%	152,213	1,823	1.20%
Federal Home Loan Bank of Boston stock	7,714	37	0.48%	7,449	16	0.21%
Federal funds and other earning assets	33,521	68	0.20%	135,973	303	0.22%
Total interest-earning assets	1,588,359	62,860	3.96%	1,490,439	59,025	3.96%
Noninterest-earning assets	117,209			86,446
Total assets	$ 1,705,568			$ 1,576,885

Interest-bearing liabilities:
NOW accounts	$ 208,161	$ 389	0.19%	$ 252,381	$ 632	0.25%
Money market	278,179	2,017	0.73%	208,985	1,993	0.95%
Savings accounts	171,871	291	0.17%	149,598	334	0.22%
Certificates of deposit	367,380	3,994	1.09%	419,084	4,706	1.12%
Total interest-bearing deposits	1,025,591	6,691	0.65%	1,030,048	7,665	0.74%
Advances from the Federal Home Loan Bank	89,419	1,953	2.18%	66,314	2,061	3.11%
Repurchase agreement borrowings	21,000	727	3.46%	21,000	721	3.43%
Repurchase liabilities	66,436	257	0.39%	72,543	379	0.52%
Total interest-bearing liabilities	1,202,446	9,628	0.80%	1,189,905	10,826	0.91%
Noninterest-bearing deposits	213,697			176,459
Other noninterest-bearing liabilities	41,223			30,018
Total liabilities	1,457,366			1,396,382
Stockholders' equity	248,202			180,503
Total liabilities and stockholders' equity	$ 1,705,568			$ 1,576,885

Net interest income		$ 53,232			$ 48,199
Net interest rate spread (1)			3.16%			3.05%
Net interest-earning assets (2)	$ 385,913			$ 300,534
Net interest margin (3)			3.35%			3.23%
Average interest-earning assets
to average interest-bearing liabilities		132.09%			125.26%

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.